Exhibit 99.1

               Pacific Energy Partners, L.P. Announces
            $240 Million Offering of Senior Notes Due 2014

    LONG BEACH, Calif.--(BUSINESS WIRE)--June 1, 2004--Pacific Energy Partners, L.P. (NYSE:PPX) and its newly formed subsidiary Pacific Energy Finance Corporation announced today that they intend to offer, subject to market conditions, $240 million senior unsecured notes due 2014 in a private placement.
    Pacific Energy Partners, L.P. intends to use the net proceeds from the offering to repay its $225 million term loan and to repay a portion of the indebtedness outstanding under its U.S. revolving credit facility.
    This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities.
    The securities to be offered have not been registered under the Securities Act of 1933, as amended, (the "Securities Act"), or any state securities laws, and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The senior unsecured notes are expected to be eligible for trading by qualified institutional buyers under Rule 144A and non-US persons under Regulation S.
    Pacific Energy Partners, L.P. is a Delaware limited partnership headquartered in Long Beach, Calif. Pacific Energy Partners is engaged principally in the business of gathering, transporting, storing and distributing crude oil and other related products in California and the Rocky Mountain region. Pacific Energy Partners, L.P. generates revenue primarily by transporting crude oil on its pipelines and by leasing storage capacity. Pacific Energy Partners, L.P. also buys, blends and sells crude oil, activities that are complementary to its pipeline transportation business.

    This news release may include "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included or incorporated herein may constitute forward-looking statements. Although Pacific Energy Partners, L.P. believes that the forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect Pacific Energy Partners, L.P.'s operations and financial performance. Among the factors that could cause results to differ materially are those risks discussed in Pacific Energy Partners, L.P.'s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2003.

    CONTACT: Pacific Energy Partners, L.P.
             Thomas L. Lambert, 562-728-2871
             Manager, Investor Relations
             Fax: 562-728-2881